                                                                   Exhibit 11.01



                            GENERAL HOST CORPORATION

                   ADDITIONAL EARNINGS PER SHARE INFORMATION

             FISCAL YEARS ENDED JANUARY 28, 1996, JANUARY 29, 1995
                              AND JANUARY 30, 1994
                    (In thousands, except per share amounts)




                                                 1995       1994       1993
                                               --------   --------   --------
Earnings (loss) for full dilution:
  Income (loss) from continuing operations     $ (4,339)  $  8,585   $(55,220)
  Add interest on 8% Convertible Debentures,
    net of tax effect                             5,200      5,200      3,640
                                               --------   --------   --------
  Income (loss) from continuing operations,
    as adjusted                                     861     13,785    (51,580)
  Loss from discontinued operations              (3,000)                 (840)
                                               --------   --------   --------
  Net income (loss), as adjusted               $ (2,139)  $ 13,785   $(52,420)
                                               ========   ========   ========


Shares used for calculating
  primary earnings per share                     23,249     23,244     22,860
    Additional shares from assumed conversion
    of 8% Convertible Debentures                  7,254      7,254      7,254
    Additional shares resulting from
      assumed exercise of stock options               0          0          2
                                               --------   --------   --------
                                                 30,503     30,498     30,116
                                               ========   ========   ========

Fully diluted earnings (loss) per share:
  Income (loss) from continuing operations     $    .03   $    .45   $  (1.71)
  Loss from discontinued operations                (.10)                 (.03)
                                               --------   --------   --------
  Net income (loss)                            $   (.07)1 $    .45 1 $  (1.74)1
                                               ========   ========   ========


   1 This calculation is submitted in accordance with Regulation S-K item 601 (b)(11) although it is contrary to paragraph 40 of APB Opinion 15 because it produces an anti-dilutive result.